CONFIDENTIAL EXECUTIVE SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

       1.     Frederick A. Snow (“Executive”) was employed by Adobe Systems Incorporated (the “Company”) on or about January 12, 1998. Executive and the Company have agreed to a mutual separation of his employment with the Company. It is the Company’s desire to provide Executive with certain benefits that he would not otherwise be entitled to receive upon his separation from the Company and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement shall become effective on the eighth day after it is signed by Executive, but only if Executive has not previously revoked his acceptance of this Agreement by written notice to Colleen Pouliot, Esq. at the Company.

       2.      Executive hereby resigns voluntarily from any positions that he holds as an officer of the Company and/or any of its subsidiaries (including, but not limited to, his position as Executive Vice President, World Wide Field Operations, of the Company), with all such resignations effective as of April 21, 1999. Executive and the Company hereby agree to a mutual separation from his employment with the Company and any of its subsidiaries, with such separations effective as of May 31, 1999 (the “Separation Date”). During the period between April 21, 1999, and the Separation Date (the “Transition Period”), Executive will not be required to perform any work or services for the Company except as requested by the Company in order to effect an orderly transition of Executive’s duties.

       3.     The Company will provide Executive with the following payments and benefits:

              (a)      during the Transition Period, Executive will continue to receive his current base salary and employee fringe benefits, including group health insurance, life insurance, accidental death and dismemberment, long-term disability insurance, dependent care reimbursement account, vesting under the Adobe Incentive Partners, L.P. partnership agreement, and stock vesting. In addition, Executive will be eligible to receive any bonus and/or profit sharing payments that he would have earned through the Separation Date in accordance with the terms of the applicable Company bonus and/or profit sharing plans;

              (b)      a lump sum severance payment of $600,000.00, less applicable withholding (provided that if such payment and/or any other benefits that Executive receives under this Agreement constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then such payment and/or benefits shall be reduced to the amount that has the maximum value to Executive without causing any such payment to be nondeductible by the Company under Section 280G); this severance payment will be made to Executive within five business days after his re-execution of this Agreement becomes effective as described at the end of this Agreement;

              (c)      if Executive receives the severance payment described in subparagraph (b), Executive and his eligible dependents will also receive continued group health insurance coverage in accordance with federal law (COBRA) at the Company’s expense for the period starting on the Separation Date and ending on the earlier of (i) May 31, 2000, or (ii) the date on which Executive first becomes eligible to obtain other group health insurance coverage through another employer;

              (d)      the Company will not, through its officers or directors, make any disparaging statements at any time about Executive, and the Company’s current Chairman and Chief Executive Officer, John Warnock, will respond to any reference requests about Executive in a manner that is consistent with the press release issued by the Company concerning Executive’s separation from the Company, a copy of which is attached hereto as Exhibit A; and

              (e)      the Company hereby grants Executive all right, title and interest in and to the IBM Thinkpad and Compaq Desktop computers previously provided to Executive by the Company, along with an end user license to any Company (Adobe) software products that Executive was provided to use on such computers; provided, however, that Executive will, prior to taking possession of such computers, allow the Company to remove any non-Company software from such computers.

Executive will receive all of his vested benefits under the Company’s 401(k) and employee stock purchase plans in accordance with the terms of those plans. Executive’s rights with respect to any equity awards (such as stock options, performance share unit awards and restricted units in Adobe Incentive Partners, L.P.) shall be determined in accordance with the terms of the applicable equity award plans and/or agreements, which are not modified in any way by this Agreement. Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.

       4.     Executive and his successors release the Company, its subsidiaries and their respective shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which this Agreement becomes effective, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As additional consideration for the severance payment and other benefits described in paragraph 3, Executive agrees that he will reaffirm this release of claims in the space provided at the end of this Agreement on or after the Separation Date.

       5.     Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

       6.     Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that Executive signed on January 12, 1998.

       7.     The Company will provide Executive with a form of press release, attached hereto as Exhibit A, announcing the termination of their employment relationship at least 24 hours prior to issuing the press release. The Company will consider any reasonable revisions that Executive may propose to the press release, but the Company will determine, in its sole discretion, whether any such revisions are made to the press release, and the Company will determine when it will issue the press release.

       8.     Executive agrees that he shall not:

              (a)      directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law;

              (b)      make any disparaging statements at any time about the Company, or any of its products or employees, unless such statements are made truthfully in response to a subpoena or other legal process; or

              (c)      make any comments at any time concerning the termination of Executive’s employment relationship with the Company that are inconsistent with the press release described in paragraph 7.

       9.     Executive agrees that in the event of his breach of any of the provisions of paragraph 8, it will be impractical and extremely difficult to determine the actual damages suffered by the Company as a result of that breach. Accordingly, Executive agrees that if he breaches any provision of paragraph 8, he shall repay the Company ten percent (10%) of the net sum (that is, after deducting all taxes and other withholdings) that he receives pursuant to paragraph 3(b) as liquidated damages.

       10.     Following the Separation Date, Executive agrees to provide reasonable assistance to the Company in connection with any litigation to which the Company is or may become a party and with respect to which Executive possesses any relevant knowledge or expertise. Executive’s assistance will be provided at mutually convenient times, and the Company will reimburse Executive for any reasonable expenses incurred by him in providing such assistance.

       11.     In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs incurred in that action, provided, however, that the prevailing party shall not be entitled to fees in excess of those incurred by the losing party.

       12.     This Agreement shall be governed by and construed in accordance with the laws of the State of California. To the extent that any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be deemed stricken from this Agreement, and the remainder of this Agreement shall continue to be in full force and effect.

       13.     This Agreement, along with any other agreements referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties (including the parties’ Retention Agreement of January 12, 1998, which is of no further force or effect). This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.

Date: _______May 17, ___, 1999	/s/ Frederick A. Snow Frederick A. Snow
Date: ________May 20___, 1999	Adobe Systems Incorporated By: /s/ John E. Warnock

       By re-signing this Agreement on or after the Separation Date, I hereby reaffirm the release of all known and unknown claims set forth in paragraphs 4 and 5 above. I understand that I may revoke this Agreement at any time during the seven days after I re-sign it below.

Date: __________________, 1999	Frederick A. Snow